Exhibit 99.1

QWEST REPORTS HIGHER SEQUENTIAL NET INCOME, CONTINUED MARGIN
EXPANSION, AND STRONG FREE CASH FLOW

Unaudited (in millions, except per share amounts)

	Q2 2006	Q1 2006	Seq. Change	Q2 2005	Y over Y Change
Operating Revenues	$3,472	$3,476	(0.1)%	$3,470	0.0%
Net Income (Loss)	117	88	33%	(164)	nm
Net Income (Loss) per Diluted Share	0.06	0.05	20%	(0.09)	nm

•                  Improved Earnings Per Share of $0.06

•                  EBITDA Margin Advances 330 Basis Points Year-Over-Year to 31.9 Percent(a)

•                  Net Income Increases 33 Percent Sequentially

•                  Strong Free Cash Flow(a) of $595 Million

DENVER, August 1, 2006 — Qwest Communications International Inc. (NYSE: Q) today reported solid second quarter results highlighted by improved earnings per share, further margin expansion and strong free cash flow. For the quarter, Qwest reported net income of $117 million, or $0.06 per fully diluted share, compared with a loss of $164 million, or ($0.09) per share in the second quarter 2005.

“We are very pleased that we’ve entered the second half of the year with the momentum of two profitable quarters,” said Richard C. Notebaert, Qwest chairman and CEO. “Our cost structure and investments remain focused and rational while customers are embracing our higher-value, higher ARPU products that contribute to our revenue.”

Financial Results

Qwest reported revenue of $3.5 billion for the second quarter, benefiting from improving sales within Qwest’s diverse portfolio of growth products, including high-speed Internet, advanced data products, long distance and wireless.

“The second quarter continues to illustrate that we are delivering on goals and meeting expectations,” said Oren G. Shaffer, Qwest vice chairman and CFO.  “Our free cash flow is on track for the year, our margins continue to widen toward our target of the mid-30

(a) See attachment E for Non GAAP Reconciliation

percent range, and we have continued growth opportunity for the remainder of the year.”

Qwest’s operating expenses declined 6 percent to $3.1 billion for the second quarter of 2006 over the second quarter of 2005 as a result of improvement in productivity and operating efficiencies, lower facility costs, and lower depreciation.

Qwest’s EBITDA margins continued to expand, reaching 31.9 percent in the second quarter, a 330 basis point improvement from the second quarter a year ago and up more than 100 basis points sequentially.

Cash Flow, Capital Spending and Interest

The company generated strong free cash flow of $595 million in the quarter by benefiting from improved operating results and lower interest payments.  Qwest continues to expect free cash flow of $1.35 billion to $1.5 billion in 2006 compared with $904 million in 2005 (both before one-time payments).

Second quarter capital expenditures totaled $442 million, compared to $352 million in the second quarter of 2005, with a continued focus on the proportion spent on broadband, enabling higher speeds and footprint expansion. Capital spending in 2006 is expected to be approximately equal to our 2005 level as the company continues to focus in a disciplined fashion on investment in key growth areas and to support the highest service levels.

Interest expense totaled $298 million for the second quarter compared to $380 million in the year-ago quarter.  As a result of successfully tendering for and retiring high coupon legacy debt in the fourth quarter of last year, interest expense is expected to be reduced by approximately $300 million in 2006.

Balance Sheet Update

The company ended the quarter with total debt of $15.4 billion, a decline of $2.2 billion compared with the second quarter a year ago. The company’s near doubling of cash and short-term investments to $1.4 billion during the quarter, brought total debt less cash and short-term investments to less than $14 billion.

Customer Connections

The company continues to see growth from customer connections since new bundling and localized sales initiatives began in May 2005.  Qwest’s customer connections – which include consumer and small-business primary and secondary access lines, high-speed Internet subscribers, wireless and video customers – grew 318,000 from the year-ago quarter, marking the third quarter of year-over-year increases.

Total retail line losses held steady at a decline of 4.4 percent year-over-year, excluding 32,000 UUnet and affiliate disconnects in the prior year.  Anticipated pressure from the decline in the number of access lines resold by Qwest’s competitors continued to impact access-line trends.

High-Speed Internet

Qwest High-Speed Internet continued to show strong growth for the quarter.  As a result, mass markets data and Internet revenues increased 8 percent sequentially and 40 percent year-over-year.  The company added 120,000 high-speed Internet lines in the second quarter.  Qwest benefited from strong demand, particularly in the conversion of customers from dial-up to broadband and growing demand for higher-speed offerings. These strong net additions bring the total subscribers to 1.8 million – a 7 percent increase sequentially and a 51 percent increase year-over-year.

Qwest continued to invest in its high-speed Internet footprint as well as increase the speeds available to customers. Currently, 80 percent of Qwest’s households are eligible for broadband services, up from approximately 67 percent at the end of 2004.  About 98 percent of qualified households are able to purchase broadband speeds of 1.5 Mbps or greater, more than 50 percent are able to purchase service at speeds in excess of 3.0 Mbps, and more than 25 percent are able to purchase service at speeds in excess of 7.0 Mbps.  In addition to its focus on availability and speeds, Qwest was able, through attention to the customer service and support experience, to increase retention.

During the quarter, Qwest teamed with Microsoft Corp. to become the first communications company in the United States to announce plans to offer co-branded Windows Live™ services. The Windows Live services platform will complement the Qwest High-Speed Internet offering by providing customers with enhanced communications flexibility and security features.

Bundles

Qwest has been rewarded for its aggressive focus on bundle packaging and sales. Since the launch of new bundles a year ago, followed by targeted incentives and promotional initiatives, the company has significantly increased the number of products available in its bundled offerings.  Qwest’s full-featured bundled offering includes high-speed Internet access, a national wireless offering, local and long-distance service, and integrated TV services through Qwest’s own ChoiceTV or its marketing alliance with DIRECTV, Inc.

The company’s bundle penetration increased to 54 percent in the quarter, compared to 48 percent a year ago.  Sales of voice packages plus three and four products continue to experience significant growth.  Customer demand for value-added services is driving higher consumer ARPU, which increased 7 percent to $49 from $46 a year ago.

In-Region Long-Distance

Long-distance penetration of total retail lines reached 38 percent in the second quarter, compared to 35 percent a year ago.  The company ended the quarter with more than 4.8 million long-distance lines, a 5 percent increase over a year ago.  During the quarter, the company launched its “digital voice” campaign to promote Qwest’s reliable, high-quality, integrated local and long-distance services.

Wireless

Wireless revenue grew 8 percent compared to the prior year, driven by promotions and successful bundling efforts.  As a result of proactively focusing on high-value customers, Qwest’s wireless segment income turned positive in the quarter.  Qwest continues to benefit from wireless in the bundle with approximately 75 percent of wireless subscribers on an integrated bill with at least one other service.  The company’s wireless subscriber base totaled 777,000 for the quarter.

Qwest’s data and enhanced features, as well as higher-value price plans, are driving higher wireless ARPU, which increased 4 percent to $52 from $50 a year ago. The company continues to focus on adding wireless data to subscribers and approximately 50 percent of new customers sign up for additional wireless enhancements.

DIRECTV® Alliance

Customer net additions for DIRECTV service grew 25 percent in the second quarter or more than three times from a year ago.  Subscribers totaled nearly 213,000 in the quarter. Qwest and DIRECTV’s strategic relationship allows Qwest to offer DIRECTV digital satellite television services to residential customers across the entire Qwest region.

Last month, the company in coordination with DIRECTV, launched the “Qwest Football Bundle”—Qwest High-Speed Internet service, digital voice (unlimited local and long-distance service) and DIRECTV programming. The new campaign features a more interactive football experience, just in time for the upcoming fall season.

Enterprise and Wholesale

Revenues from Qwest’s enterprise channel, which includes business and government customers, held steady in the quarter benefiting from continued strong growth in data and Internet revenue of 3.6 percent year over year.  Qwest continues to advance its MPLS-based capabilities, VoIP and iQ suite of services in the marketplace driving strong volumes of approximately 4 billion VoIP minutes per month.

In a move to expand the reach of its nationwide MPLS backbone network, Qwest agreed to acquire OnFiber Communications, Inc., an Austin, Texas-based provider of custom-built and managed metropolitan Ethernet and wide-area networks. OnFiber operates an all-optical network in 23 metropolitan areas and features a full offering of access and transport services. The transaction is expected to close in the third quarter.

Also in the quarter, Qwest announced new or expanded networking and voice and data agreements with U.S. Bancorp, Scottrade, Inc., Arizona State University and the State of Arizona.

The company’s wholesale channel continued to drive profitable growth and improve efficiency in delivering services to customers.  Wholesale long distance revenue grew 3.7 percent year over year, continuing to benefit from its focus on growth customers including cable, wireless and VoIP providers.  In the quarter, Qwest wholesale also has increased its focus on international long distance services and as a result customers are seeing improved service delivery in this space.

Customer Service

For the fourth consecutive year, the J.D. Power results show significant improvement for Qwest as the company improved two levels this year.  In addition, satisfaction with Qwest’s technicians is the highest among all providers, demonstrating Qwest’s unwavering commitment to the Spirit of Service.  Qwest continues to make steady progress, and all Qwest employees are committed to driving even more improvement.

Conference Call Today

As previously announced, Qwest will host a conference call for investors and the media today at 9 a.m. EDT with Richard C. Notebaert, Qwest chairman and CEO, and Oren G. Shaffer, Qwest vice chairman and CFO.  The call can be heard on the Web at www.qwest.com/about/investor/events.

About Qwest

Qwest Communications International Inc. (NYSE: Q), through its operating subsidiaries, is a leading provider of high-speed Internet, data, video and voice services. With nearly 40,000 employees, Qwest is committed to the “Spirit of Service” and providing world-class services that exceed customers’ expectations for quality, value and reliability. For more information, please visit the Qwest Web site at www.qwest.com.

# # #

Forward Looking Statement Note

This release may contain projections and other forward-looking statements that involve risks and uncertainties. These statements may differ materially from actual future events or results. Readers are referred to the documents filed by us with the Securities and Exchange Commission, specifically the most recent reports which identify important risk factors that could cause actual results to differ from those contained in the forward-looking statements, including but not limited to: access line losses due to increased competition, including from technology substitution of our access lines with wireless and cable alternatives, among others; our substantial indebtedness, and our inability to complete any efforts to de-lever our balance sheet through asset sales or other transactions; any adverse outcome of the current investigation by the U.S. Attorney’s office in Denver into certain matters relating to us; adverse results of increased review and scrutiny by regulatory authorities, media and others (including any internal analyses) of financial reporting issues and practices or otherwise; rapid and significant changes in technology and markets; any adverse developments in commercial disputes or legal proceedings, including any adverse outcome of current or future legal proceedings related to matters that are or were the subject of governmental investigations, and, to the extent not covered by insurance, if any, our inability to satisfy any resulting obligations from funds available to us, if any; potential fluctuations in quarterly results; volatility of our stock price; intense competition in the markets in which we compete including the likelihood of certain of our competitors consolidating with other providers; changes in demand for our products and services; acceleration of the deployment of advanced new services, such as broadband data, wireless and video services, which could require substantial expenditure of financial and other resources in excess of contemplated levels; higher than anticipated employee levels, capital expenditures and operating expenses; adverse changes in the regulatory or legislative environment affecting our business; changes in the outcome of future events from the assumed outcome included in our significant accounting policies; and our ability to utilize net operating losses in projected amounts.

The information contained in this release is a statement of Qwest’s present intention, belief or expectation and is based upon, among other things, the existing regulatory environment, industry conditions, market conditions and prices, the economy in general and Qwest’s assumptions. Qwest may change its intention, belief or expectation, at any time and without notice, based upon any changes in such factors, in Qwest’s assumptions or otherwise. The cautionary statements contained or referred to in this release should be considered in connection with any subsequent written or oral forward-looking statements that Qwest or persons acting on its behalf may issue. This release may include analysts’ estimates and other information prepared by third parties for which Qwest assumes no responsibility.

Qwest undertakes no obligation to review or confirm analysts’ expectations or estimates or to release publicly any revisions to any forward-looking statements and other statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

By including any information in this release, Qwest does not necessarily acknowledge that disclosure of such information is required by applicable law or that the information is material.

The Qwest logo is a registered trademark of Qwest Communications International Inc. in the U.S. and certain other countries.

Contacts:	Media Contact:	Investor Contact:
	Nick Sweers	Stephanie Comfort
	303-992-2085	800-567-7296
	Nicholas.Sweers@qwest.com	IR@qwest.com

ATTACHMENT A

QWEST COMMUNICATIONS INTERNATIONAL INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(DOLLARS IN MILLIONS EXCEPT PER SHARE AMOUNTS, SHARES IN THOUSANDS)

(UNAUDITED)

	Three Months Ended June 30,		%	Six Months Ended June 30,		%
	2006	2005	Change	2006	2005	Change

Operating revenue	$3,472	$3,470	0.1%	$6,948	$6,919	0.4%
Operating expenses:
Cost of sales (exclusive of depreciation and amortization)	1,393	1,434	(2.9)%	2,810	2,873	(2.2)%
Selling, general and administrative	970	1,045	(7.2)%	1,984	2,081	(4.7)%
Depreciation and amortization	693	765	(9.4)%	1,384	1,539	(10.1)%
Total operating expenses	3,056	3,244	(5.8)%	6,178	6,493	(4.9)%
Other expense (income)—net:
Interest expense—net	298	380	(21.6)%	594	761	(21.9)%
(Gain) loss on early retirement of debt—net	(5)	43	nm	(5)	43	nm
Gain on sale of assets	(3)	—	nm	(3)	(257)	(98.8)%
Other income—net	(9)	(30)	(70.0)%	(37)	(15)	146.7%
Total other expense (income)—net	281	393	(28.5)%	549	532	3.2%

Income (loss) before income taxes	135	(167)	nm	221	(106)	nm
Income tax (expense) benefit	(18)	3	nm	(16)	(1)	nm
Net income (loss)	$117	$(164)	nm	$205	$(107)	nm

Basic income (loss) per share	$0.06	$(0.09)	nm	$0.11	$(0.06)	nm

Basic weighted average shares outstanding	1,882,398	1,823,338	3.2%	1,878,378	1,820,048	3.2%

Diluted income (loss) per share	$0.06	$(0.09)	nm	$0.11	$(0.06)	nm

Diluted weighted average shares outstanding	1,951,728	1,823,338	7.0%	1,935,806	1,820,048	6.4%

nm - percentages greater than 200% and comparisons from positive to negative values or to zero values are considered not meaningful.

ATTACHMENT B

QWEST COMMUNICATIONS INTERNATIONAL INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(DOLLARS IN MILLIONS)

(UNAUDITED)

	June 30,	December 31,
	2006	2005

ASSETS
Current assets:
Cash and cash equivalents	$1,189	$846
Short-term investments	205	101
Other current assets	2,159	2,217
Total current assets	3,553	3,164
Property, plant and equipment—net, and other assets	17,739	18,333
Total assets	$21,292	$21,497

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Current borrowings	$2,683	$512
Accounts payable and other current liabilities	3,412	3,723
Total current liabilities	6,095	4,235
Long-term borrowings—net	12,693	14,968
Other long-term liabilities	5,330	5,511
Total liabilities	24,118	24,714
Stockholders’ deficit	(2,826)	(3,217)
Total liabilities and stockholders’ deficit	$21,292	$21,497

ATTACHMENT C

QWEST COMMUNICATIONS INTERNATIONAL INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(DOLLARS IN MILLIONS)

(UNAUDITED)

	Six Months Ended
	June 30,
	2006	2005

Cash provided by operating activities	$1,177	$913

Cash used for investing activities	$(889)	$(56)

Cash provided by financing activities	$55	$237

Increase in cash and cash equivalents	$343	$1,094

ATTACHMENT D

QWEST COMMUNICATIONS INTERNATIONAL INC.

SELECTED CONSOLIDATED DATA

(DOLLARS IN MILLIONS)

(UNAUDITED)

	As of and for the Three Months Ended June 30,		%
	2006	2005	Change
OPERATING REVENUE (1)
Wireline services revenue
Voice services
Local voice services
Business	$309	$323	(4.3)%
Mass markets	1,018	1,058	(3.8)%
Wholesale	174	194	(10.3)%
Total local voice services	1,501	1,575	(4.7)%
Long-distance services
Business	138	146	(5.5)%
Mass markets	161	133	21.1%
Wholesale	278	268	3.7%
Total long-distance services	577	547	5.5%
Access services	133	182	(26.9)%
Total voice services	2,211	2,304	(4.0)%
Data and Internet services
Business	582	562	3.6%
Mass markets	206	147	40.1%
Wholesale	321	316	1.6%
Total data and Internet services	1,109	1,025	8.2%
Total wireline services revenue	3,320	3,329	(0.3)%
Wireless services revenue	142	132	7.6%
Other services revenue	10	9	11.1%
Total operating revenue	$3,472	$3,470	0.1%
Capital expenditures (in millions) (2)	$442	$352	25.6%
Total employees	38,843	40,187	(3.3)%
Consumer revenue: (3)
ARPU (in dollars)	$49.41	$46.22	6.9%
In-Region long distance lines (in thousands)	4,840	4,631	4.5%
High-speed Internet:
Subscribers (in thousands) (4)	1,798	1,190	51.1%
Qualified households/businesses (in millions)	7.2	7.0	2.9%
Wireless/PCS: (5)
Total wireless services revenue	$142	$132	7.6%
End of period subscribers (in thousands)	777	744	4.4%
ARPU (in dollars)	52	50	4.0%
Access lines (in thousands): (6)
Business access lines
Retail lines	2,900	3,044	(4.7)%
Resold lines	1,624	1,808	(10.2)%
Total business access lines	4,524	4,852	(6.8)%
Mass markets access lines
Consumer primary lines	7,592	7,974	(4.8)%
Consumer additional lines	840	985	(14.7)%
Small business lines	1,327	1,276	4.0%
Total mass markets access lines	9,759	10,235	(4.7)%
Total access lines	14,283	15,087	(5.3)%

	As of and for the
	Three Months Ended June 30,		%
	2006	2005	Change
Mass markets retail connections (in thousands):
Mass markets access lines	9,759	10,235	(4.7)%
High-speed Internet subscribers (4)	1,798	1,190	51.1%
Video subscribers	273	120	127.5%
Wireless subscribers	777	744	4.4%
Total mass markets retail connections	12,607	12,289	2.6%
Minutes of use from carriers and CLECs (in Millions)	12,047	12,677	(5.0)%

(1) Product revenue categories have been adjusted for current period presentation.

(2) Capital expenditures exclude assets acquired through capital leases.

(3) Consumer ARPU (Average Revenue Per Unit) is measured as consumer revenue in the period divided by the average number of primary access lines for the period. We believe this metric can be a useful measure of the revenue performance of our consumer business within our mass markets channel on a per-customer basis.   We use ARPU internally to assess the revenue performance of our consumer business within our mass markets channel and the impact on this business of periodic customer initiatives and product roll-outs.  ARPU is not a measure determined in accordance with accounting principles generally accepted in the United States of America, or GAAP and should not be considered as a substitute for our wireline services segment revenue or any other measure determined in accordance with GAAP.

(4) Total High-speed Internet subscribers does not include out-of-region subscribers. Included in the 2006 high-speed Internet count are 18,000 subscribers which relate to 2005 and 2004 activity and have not been previously reported. If they had been included in 2005, the subscriber count and the percentage change would have been 1,198 and 50.0%, respectively.

(5) Wireless ARPU (Average Revenue Per Unit) is measured as the recurring portion of our wireless services revenue stream attributed to subscribing customers (plus certain activation fees) divided by the average number of subscribers for the period. We believe this metric can be a useful measure of the revenue performance of our wireless business on a per-customer basis. We use ARPU internally to assess the revenue performance of our wireless business and the impact on this business of periodic customer initiatives and product roll-outs.  ARPU is not a measure determined in accordance with GAAP and should not be considered as a substitute for our wireless services segment revenue or any other measure determined in accordance with GAAP. Wireless ARPU includes surcharges for the recovery of costs associated with providing number portability and wireless 911 services.

	Three Months Ended
	June 30,		%
	2006	2005	Change
ARPU is calculated as follows:
Total quarterly wireless services revenue (in millions)	$142	$132	7.6%
Less: quarterly non-recurring revenue (in millions)	(20)	(21)	(4.8)%
Quarterly recurring revenue (in millions)	$122	$111	9.9%
Average monthly recurring revenue (in millions)	41	37	10.8%
Divided by quarterly average wireless services subscribers (in thousands)	782	743	5.2%
Wireless services ARPU (in dollars)	$52	$50	4.0%

(6) We modified the classification of our access lines during the fourth quarter of 2005 in our effort to better approximate our revenue channels.  Resold lines includes UNE-P lines, unbundled loops, resale lines and public pay phone lines. Business retail access lines at December 31, 2005 reflect a decline of 32,000 lines in the fourth quarter related to affiliate disconnects as well as 23,000 line and 21,000 line disconnects in the first quarter and second quarter of 2005, respectively, related to UUNet.

ATTACHMENT E

QWEST COMMUNICATIONS INTERNATIONAL INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(DOLLARS IN MILLIONS)

(UNAUDITED)

	As of and for the Three Months Ended June 30,		As of and for the Six Months Ended June 30,
	2006	2005	2006	2005
Segment Income:
Operating revenue	$3,472	$3,470	$6,948	$6,919
Cost of sales (exclusive of depreciation and amortization)	(1,393)	(1,434)	(2,810)	(2,873)
Selling, general and administrative	(970)	(1,045)	(1,984)	(2,081)
Segment income	$1,109	$991	$2,154	$1,965

EBITDA: (1)
EBITDA	$1,109	$991	$2,154	$1,965
Depreciation and amortization	(693)	(765)	(1,384)	(1,539)
Total other expense—net	(281)	(393)	(549)	(532)
Income tax (expense) benefit	(18)	3	(16)	(1)
Net income	$117	$(164)	$205	$(107)

EBITDA Margin: (1)
EBITDA	$1,109	$991	$2,154	$1,965
Divided by total operating revenue	3,472	3,470	6,948	6,919
EBITDA Margin	31.9%	28.6%	31.0%	28.4%

Free Cash Flow from Operations: (2)
Cash provided by operating activities	$1,037	$570	$1,177	$913
Less: Expenditures for property, plant and equipment	(442)	(352)	(832)	(665)
Free Cash Flow from Operations	595	218	345	248
Add: One-time settlement deposit	—	—	100	—
Free Cash Flow from Operations—as adjusted	$595	$218	$445	$248

Net Debt: (3)
Current borrowings			$2,683	$261
Long-term borrowings			12,693	17,287
Total borrowings			$15,376	$17,548

Less: Cash and cash equivalents			(1,189)	(2,245)
Less: Short-term investments			(205)	(634)
Less: Long-term investments			—	(1)
Net Debt			$13,982	$14,668

(1) EBITDA and EBITDA Margin are non-GAAP financial measures. Other companies may calculate these measures (or similarly titled measures) differently. We believe these measures provide useful information to investors in evaluating our capital-intensive business because they reflect our operating performance before the impacts of non-cash items and are indicators of our ability to service debt, pay taxes and fund discretionary spending such as capital expenditures. Management also uses EBITDA for a number of purposes, including setting targets for compensation and assessing the performance of our operations.

(2) Free cash flow from operations is a non-GAAP financial measure that indicates cash generated by our business after operating expenses, capital expenditures and interest expense. We believe this measure provides useful information to our investors for purposes of evaluating our ability to satisfy our debt and other mandatory payment obligations and because it reflects cash flows available for financing activities, voluntary debt repayment and to strengthen our balance sheet. This is of particular relevance for our business given our highly leveraged position. We also use free cash flow from operations internally for a variety of purposes, including setting targets for compensation and budgeting our cash needs. Free cash flow from operations is not a measure determined in accordance with GAAP and should not be considered as a substitute for “operating income” or “net cash provided by operating activities” or any other measure determined in accordance with GAAP. Due to the forward-looking nature of expected free cash flow amounts for 2006, information to reconcile this non-GAAP financial measure is not available at this time.

(3) Net Debt is a non-GAAP financial measure that is calculated as our total borrowings (current plus long-term) less our cash, cash equivalents and short and long-term investments. We believe net debt is helpful in analyzing our leverage, and management uses this measure in making decisions regarding potential financings. Net debt is not a measure determined in accordance with GAAP and should not be considered as a substitute for “current borrowings”, “long-term borrowings” or any other measure determined in accordance with GAAP.